Exhibit 3.5

CERTIFICATE OF ELIMINATION

OF
CIRRUS LOGIC, INC.

(Pursuant to Section 151 of the General Corporation
Law of the State of Delaware)

     Cirrus Logic, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

     FIRST: That the Board of Directors of the Corporation (the “Board”) at a meeting of the Board held on May 24, 2005, resolutions were duly adopted setting forth the proposed elimination of the Corporation’s Series A Participating Preferred Stock, $0.001 par value, as set forth herein:

RESOLVED, that no shares of the Series A Participating Preferred Stock are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Certificate of Incorporation all reference to the Series A Participating Preferred Stock.

     SECOND: That the Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock was filed in the office of the Secretary of State of Delaware on February 3, 1999. None of the authorized shares of the Series A Participating Preferred Stock are outstanding and none will be issued.

     THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Participating Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of May, 2005.

CIRRUS LOGIC, INC.

/s/ John T. Kurtzweil

John T. Kurtzweil Sr. Vice President, Chief Financial Officer